EXHIBIT 16.1
August 18, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated August 13, 2015, of Cavco Industries, Inc. and are in agreement with the statements about our firm contained in the third sentence of paragraph 1 and paragraphs 2, 3 and 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Phoenix, Arizona